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                                                           REDACTED VERSION
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                                  EXHIBIT 10.21



                                       To



                         Targeted Genetics Corporation's



                                    Form 10-K



                               For the Year Ended




                                December 31, 1996

     "[    *    ]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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                                                                   EXHIBIT 10.21



                            REVISED LICENSE AGREEMENT

     This Agreement is made and entered into this 1st day of October, 1996, (Effective Date) by and between the UNIVERSITY OF PITTSBURGH - OF THE COMMONWEALTH SYSTEM OF HIGHER EDUCATION, a non-profit corporation, organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal office at 4200 Fifth Avenue, Pittsburgh, PA 15260 (UNIVERSITY) and TARGETED GENETICS CORPORATION, 1100 Olive Way, Suite 100, Seattle, Washington 98101 (LICENSEE).

     WHEREAS, UNIVERSITY and RGene Therapeutics, Inc. entered into a License Agreement dated October 12, 1994 (1994 LICENSE AGREEMENT) for certain intellectual property rights;

     WHEREAS, RGene Therapeutics, Inc. is now merged into a wholly owned subsidiary of LICENSEE;

     WHEREAS, UNIVERSITY and LICENSEE are desirous of revising the 1994 LICENSE AGREEMENT;

     WHEREAS, UNIVERSITY is the owner of certain intellectual property relating to therapeutic drug delivery technology developed by Leaf Huang, Ph.D. (Dr. Huang) a member of the faculty at UNIVERSITY, and has the right as specified herein to grant licenses to such intellectual property;

     WHEREAS, UNIVERSITY desires to have the LICENSED TECHNOLOGY utilized in the public interest;

     WHEREAS, LICENSEE has represented to UNIVERSITY, to induce UNIVERSITY to enter into this Agreement, that LICENSEE is experienced in the development, production, manufacture, marketing and sale of products and/or the use of similar products to the LICENSED TECHNOLOGY (as defined below) and that LICENSEE shall commit itself to a thorough, vigorous and diligent program of exploiting the LICENSED TECHNOLOGY so that public utilization results therefrom;

     WHEREAS, the LICENSED TECHNOLOGY is the subject matter of a Sponsored Research Agreement between UNIVERSITY and LICENSEE; and

     WHEREAS, LICENSEE desires to obtain a license under the PATENT RIGHTS and/or LICENSED TECHNOLOGY upon the terms and conditions hereinafter set forth.

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*   Confidential Treatment Requested


     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                 ARTICLE 1 - DEFINITIONS

     For purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1 AFFILIATE shall mean, with respect to UNIVERSITY, any clinical or research entity in Pittsburgh which is operated or managed as a facility under the University of Pittsburgh Medical Center, whether or not owned by UNIVERSITY.

     1.2 LICENSEE shall mean Targeted Genetics Corporation and all entities at least fifty percent (50%) owned or controlled by Targeted Genetics Corporation, an entity which directly or indirectly owns or controls more than fifty percent (50%) of the voting stock of Targeted Genetics Corporation and any entity, the majority ownership of which is directly or indirectly common to the ownership of Targeted Genetics Corporation.

     1.3 LICENSED TECHNOLOGY shall mean any product or part thereof or process which is within the FIELD OF USE and is:

     (a) covered in whole or in part by an issued, unexpired or pending claim contained in the PATENT RIGHTS in the country in which any such product or part thereof is made, used or sold or in which any such process is used or sold;

     (b) manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the PATENT RIGHTS in the country in which any process that is included in LICENSED TECHNOLOGY is used or in which such product or part thereof is used or sold;

     (c) developed, manufactured or employing any part of the TECHNOLOGY or the NEW TECHNOLOGY.

     Notwithstanding the foregoing, LICENSED TECHNOLOGY shall not include any discovery or invention in the field of HIV transfection to the extent (and only to the extent) such discovery or invention (i) resulted from the use of materials provided under, and (ii) is subject to the right of first refusal in
favor of [                *                       ] pursuant to that certain
Statement of Investigator and Material Transfer Agreement for In Vitro or
Laboratory Animal Tests, dated October 19, 1993, between [     *      ] and
UNIVERSITY.

*   Confidential Treatment Requested


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     1.4 NET SALES shall mean LICENSEE's and its sublicensees' gross sales revenue for products or processes included in LICENSED TECHNOLOGY and produced hereunder less the sum of the following:

(a) actual cost of freight charges or freight absorption, separately stated in such invoice;

     (b)  actual trade, quantity or cash discounts allowed, if any;

     (c) sales, tariff duties and/or use taxes separately stated on each invoice.

     1.5 PATENT RIGHTS shall mean all UNIVERSITY United States and foreign patents, patent applications and any patents filed or issued with respect to the LICENSED TECHNOLOGY from time to time during the term of this Agreement, and any and all divisions, reissues, re-examinations, renewals, continuations, continuations-in-part, extensions and patents issued thereon.

     1.6 TECHNOLOGY shall mean any and all know-how, information, processes, formulae, patterns, compilations, programs, devices, method, techniques, compounds, products, data, preparations and usage information or materials and sources thereof, whether patentable or unpatentable, in each case that relates to the PATENT RIGHTS and which have been developed in a laboratory at UNIVERSITY under the direct supervision of Dr. Huang as of the date hereof or during the term of the Sponsored Research Agreement referenced below, including that described in the patent applications listed on Exhibit A hereto.

     1.7 NEW TECHNOLOGY shall mean any technology within the Field of Use, that is developed after the Effective Date and prior to the expiration of the Sponsored Research Agreement in a laboratory at UNIVERSITY under supervision of Dr. Huang or any such technology developed under the Sponsored Research Agreement between UNIVERSITY and RGene Therapeutics, Inc. dated October 12, 1994.

     1.8 SPONSORED RESEARCH AGREEMENT shall mean that certain Sponsored Research Agreement dated the date hereof and attached hereto as Exhibit B by and between LICENSEE and UNIVERSITY and the Sponsored Research Agreement between UNIVERSITY and RGene Therapeutics, Inc. dated October 12, 1994 relating to certain research to be conducted under the supervision of Dr. Huang.

     1.9 FIELD OF USE shall mean all therapeutic applications related to the delivery of proteins/pepides or oligonucleotides/nucleic acids, including but not limited to genes.

                                    ARTICLE 2 - GRANT

     2.1 UNIVERSITY hereby grants, to the extent it may lawfully do so, the right to practice under the PATENT RIGHTS, within the FIELD OF USE only, the right and exclusive license throughout the entire world to make, have made, use and sell the


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LICENSED TECHNOLOGY to the end of the term for which the PATENT RIGHTS are issued, or, if no PATENT RIGHTS are issued, for ten (10) years from the date hereof, unless this Agreement is terminated sooner as provided herein. The license granted hereby is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. Article 200, et seq.

     2.2 UNIVERSITY reserves the royalty-free, nonexclusive right to practice under the PATENT RIGHTS to use the LICENSED TECHNOLOGY for its own noncommercial education and research purposes.

     2.3 At the end of the exclusive period hereof, the license granted hereunder shall become nonexclusive.

     2.4 LICENSEE shall have the right to enter into sublicensing arrangements for the rights, privileges and licenses granted hereunder only during the exclusive period of this Agreement upon prior written notice to UNIVERSITY. Such sublicenses may extend past the expiration date of the exclusive period of this Agreement, but any exclusivity of such sublicenses shall expire upon the expiration of LICENSEE's exclusivity.

     2.5 LICENSEE agrees that any sublicense granted by it shall provide that the obligations to UNIVERSITY of Articles 2, 7, 8, 9, 10, 11 and 15 of this Agreement shall be binding upon the sublicensee as if it were party to this Agreement.

     2.6 LICENSEE agrees to forward to UNIVERSITY a copy of any and all sublicense agreements promptly upon execution thereof. LICENSEE further agrees to attach copies of the Articles set forth in 2.5, above, to each sublicense agreement.

     2.7 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not specifically set forth herein.

                            ARTICLE 3 - DUE DILIGENCE

     3.1 LICENSEE shall use its best efforts to bring the LICENSED TECHNOLOGY to market through a thorough, diligent program for the exploitation of LICENSED TECHNOLOGY and PATENT RIGHTS and to continue active, diligent marketing efforts for the LICENSED TECHNOLOGY throughout the life of this Agreement.

     3.2 LICENSEE shall be deemed to have met the requirements contained in
Article 3.1 so long as LICENSEE is conducting sales of the LICENSED TECHNOLOGY or is conducting an active clinical development program of the LICENSED TECHNOLOGY and at all times during the duration of the Sponsored Research Agreement of even date herewith by and between UNIVERSITY and LICENSEE,


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*   Confidential Treatment Requested


provided, however, that prior to the expiration of the Sponsored Research Agreement, * LICENSEE and UNIVERSITY shall agree upon specific performance milestones relating to the clinical development of the LICENSED TECHNOLOGY in accordance with a proposed development schedule submitted by LICENSEE.

     3.3 LICENSEE's failure to perform in accordance with 3.1 and 3.2 hereof shall be grounds for UNIVERSITY to terminate this Agreement pursuant to the terms of Article 11.1 (a) hereof, and, upon termination, all rights to and interest in the LICENSED TECHNOLOGY and PATENT RIGHTS shall revert to UNIVERSITY. Notwithstanding the foregoing, if UNIVERSITY asserts such failure of performance by LICENSEE, the parties shall enter into negotiations to resolve the matter and, if unable to do so within sixty (60) days, the parties agree to proceed to arbitration in accordance with Article 10 hereof.

              ARTICLE 4 - ROYALTIES AND OTHER LICENSE CONSIDERATION

     4.1 In consideration of the rights, privileges and license granted by UNIVERSITY hereunder, LICENSEE shall pay royalties and other monetary consideration as follows:

     (a)  Initial license fee, nonrefundable and not credited against royalties,
          of $[      *      ] payable as follows:

          (i)  $[      *      ] immediately upon execution of this Agreement;
               and

          (ii) $[      *      ] immediately upon filing of the first patent
               application with respect to the LICENSED TECHNOLOGY; and

         (iii) $[      *      ] immediately upon filing of the second patent
               application with respect to the LICENSED TECHNOLOGY.

     (b)  Royalties in an amount equal to [   *   ]% of NET SALES of the
          LICENSED TECHNOLOGY in any country for which PATENT RIGHTS have issued, per calendar quarter; or royalties in an amount equal to [ * ]% of NET SALES in any country where no patent issues;

     (c)  Minimum royalty in the amount of $[   *   ] per calendar year, payable
          beginning in 1997, at the end of each calendar year, if such minimum royalty is greater than the aggregate annual royalty computed in accordance with Article 4.1(b) above, provided that all royalty payments made under Article 4.1(b) shall be credited against such minimum royalty * Confidential Treatment Requested


*   Confidential Treatment Requested
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*   Confidential Treatment Requested


          amount. However, to the extent that the LICENSEE is commercially pursuing multiple products or processes incorporating the LICENSED TECHNOLOGY, then the minimum royalty specified above shall be $[ * ] per product or process incorporating the LICENSED TECHNOLOGY which are being commercially pursued by LICENSEE, on the same terms as above.

     (d) [ * ]% of any upfront fees received by LICENSEE pursuant to any sublicense under Article 2.4 hereof.

     (e) [ * ] shares of LICENSEE unregistered common stock, fully paid and non-assessable, issued under the name of the UNIVERSITY as shareholder. Of these shares, [ * ] shall be held in escrow by LICENSEE until June 19, 1997 pursuant to the Agreement and Plan of Merger among LICENSEE, TGC Acquisition Corporation and RGene Therapeutics, Inc. dated April 16, 1996, and [ * ] shares of which shall be registered by LICENSEE on or before June 19, 1997.

     4.2 Royalty payments, pursuant to Article 4.1(b) above, shall be paid to UNIVERSITY in United States dollars and directed to the address set forth in
Article 12 hereof within sixty (60) days after the end of each March 31, June 30, September 30 and December 31. The minimum royalty, pursuant to Article 4.1
(c) above, shall be paid to UNIVERSITY in like manner by December 15 of the calendar year in which the minimum royalty is due.

     4.3 Royalty payments which are overdue shall bear interest at the rate of 8% per annum.

     4.4 To the extent permissible under then applicable laws and regulations, LICENSEE shall sell products and/or processes resulting from LICENSED TECHNOLOGY to UNIVERSITY and its AFFILIATES upon request at such price(s) and on such terms and conditions as such products and/or processes are made available to LICENSEE's most favored customer. LICENSEE agrees that it will provide UNIVERSITY and its AFFILIATES the opportunity to purchase such products or processes at the same time as any other United States clinical institution. Notwithstanding the above, the parties agree that a failure by LICENSEE to comply with the terms of this Section 4.4 shall not be deemed to be a default for purposes of Section 11.1 hereof.

     4.5 Sublicense upfront payments under Article 4.1(d) shall be reduced by any amount of the sublicense upfront payments that LICENSEE is required to make to the *

Confidential Treatment Requested


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University of Tennessee pursuant to the Amendment to the First Amended and
Restated License Agreement between the University of Tennessee Research Corporation and RGene Therapeutics, Inc., effective October 12, 1995. Furthermore, if such sublicense also sublicenses rights under the License Agreement between UNIVERSITY and LICENSEE of even date, sublicense upfront payments under Article 4.1(d) after reduction for payments to the University of Tennessee shall be further reduced by 50% to reflect payments to UNIVERSITY under such License Agreement.

     4.6 The License Fee in Article 4.1(a) and shares of LICENSEE stock in
Article 4.1(e) are new considerations solely for this Restated License Agreement and are not applicable to the 1994 LICENSE AGREEMENT.

                               ARTICLE 5 - REPORTS

     5.1 Within thirty (30) days after each March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, beginning after the first commercial sale of LICENSED TECHNOLOGY, LICENSEE shall deliver to UNIVERSITY true and accurate reports of the following information in a form acceptable to UNIVERSITY:

          (a) number of LICENSED TECHNOLOGY products manufactured and sold by LICENSEE and all sublicensees;

          (b)  total billings for such products;

          (c) accounting for all LICENSED TECHNOLOGY processes used or sold by LICENSEE and all sublicensees;

          (d)  deductions set forth in Article 1.4;

          (e)  total royalties due; and

          (f)  name and addresses of sublicensees.

     5.2 If no royalties shall be due hereunder, LICENSEE shall so advise UNIVERSITY in writing within thirty (30) days after the end of any calendar quarter for which no royalties are due.

     5.3 LICENSEE shall keep full, true and accurate books of account, in accordance with generally accepted accounting principles, containing all information that may be necessary for the purpose of showing the amounts payable to UNIVERSITY hereunder. Said books of account shall be kept at LICENSEE's principal place of business. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of UNIVERSITY or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.

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                         ARTICLE 6 - PATENT PROSECUTION

     6.1 UNIVERSITY has or shall apply for, seek prompt issuance of and maintain during the term of this Agreement the PATENT RIGHTS in the United States and in such foreign countries as may be designated by LICENSEE within a reasonable time in advance of the required foreign filing dates. LICENSEE shall have the opportunity to advise and cooperate with UNIVERSITY in the prosecution, filing and maintenance of such patents.

     6.2 All fees and costs, including attorneys' fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS shall be the responsibility of LICENSEE, whether incurred prior to or after the date of this Agreement and payments by LICENSEE therefore shall not be creditable against royalties. Such fees and costs incurred by UNIVERSITY prior to the date hereof will be payable by LICENSEE to UNIVERSITY within fifteen (15) business days of the invoicing by UNIVERSITY to LICENSEE.

                        ARTICLE 7 - INFRINGEMENT ACTIONS

     7.1 Each party shall inform the other promptly in writing of any alleged infringement of the PATENT RIGHTS by a third party and of any available evidence thereof.

     7.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the PATENT RIGHTS and, in furtherance of such right, UNIVERSITY hereby agrees that LICENSEE may include UNIVERSITY as a party plaintiff in any such suit, without expense to UNIVERSITY. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE and LICENSEE shall keep any recovery or damages for past infringement derived therefrom subject to payment of royalties thereon at the rate established in Article 4.1(b), after application of the costs incurred by LICENSEE in prosecuting such infringement actions, including legal fees. LICENSEE may, for such purposes, use the name of UNIVERSITY as party plaintiff. Notwithstanding the above, LICENSEE's right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive.

     7.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify UNIVERSITY at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, UNIVERSITY shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the PATENT RIGHTS, and UNIVERSITY may, for such purposes, use the name of LICENSEE as party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by either party without the


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consent of the other, which consent shall not unreasonably be withheld. In any settlement or other conclusion, by litigation or otherwise, UNIVERSITY shall be entitled to share in the monetary award therefrom in at least an amount proportional to the royalty rate established in Article 4.1(b) above, and LICENSEE shall be entitled to offset against royalties due hereunder all costs incurred by LICENSEE in prosecution of any such infringement, including legal fees. LICENSEE shall indemnify UNIVERSITY against any order for costs that may be made against UNIVERSITY in such proceedings.

     7.4 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the PATENT RIGHTS shall be brought against UNIVERSITY, LICENSEE, at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

     7.5 In any infringement suit either party may institute to enforce the PATENT RIGHTS pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

          ARTICLE 8 - INDEMNIFICATION/INSURANCE/LIMITATION OF LIABILITY

     8.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold UNIVERSITY, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property or the environment, and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the LICENSED TECHNOLOGY by LICENSEE, its affiliates or sublicensees or arising from any obligation of LICENSEE hereunder, except to the extent caused by the negligence, recklessness or willful misconduct of UNIVERSITY or its personnel and agents, for which UNIVERSITY shall similarly hold harmless and indemnify LICENSEE, its officers, employees, agents or representatives.

     8.2 Prior to such time as LICENSEE or its sublicensees commence human clinical trials for LICENSED TECHNOLOGY or otherwise commence marketing such LICENSED TECHNOLOGY, LICENSEE shall maintain in force such liability insurance policies and coverages as are required under applicable laws and regulations. At such time as LICENSEE commences marketing the LICENSED TECHNOLOGY, LICENSEE shall maintain in force such liability insurance in such amounts and for such coverages as is customarily taken by similar companies in its industry, to the extent such coverages are reasonably available. LICENSEE shall use its best efforts to have such policies provide that the insurer will give UNIVERSITY not less than 30 days' advance notice of any material changes in or cancellation of coverage, and to provide UNIVERSITY with


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commensurate coverage as would be provided if UNIVERSITY were named as an additional insured thereunder.

                             ARTICLE 9 - ASSIGNMENT

     9.1 Except as provided in Article 2.4, this Agreement is not assignable and any attempt to do so shall be null and void, except in the event of sale of all or substantially all of the assets of LICENSEE. LICENSEE shall provide UNIVERSITY with prior written notice of such sale.

                            ARTICLE 10 - ARBITRATION

      10.1 Except as to issues relating to the validity, enforceability or final determination of infringement of any patent contained in the PATENT RIGHTS licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this License Agreement which has not been resolved in good faith negotiations between the parties, shall be resolved by a board of three (3) arbitrators in accordance with the rules, then in effect, of the American Arbitration Association. Such independent board shall be composed of three panelists, of sufficient education, scientific experience and national reputation to address such issues. The board shall be composed of an individual selected by UNIVERSITY, an individual selected by LICENSEE and an individual selected by LICENSEE and UNIVERSITY. The decision of such panel shall be final and binding upon the parties and enforceable in any court of competent jurisdiction.

                            ARTICLE 11 - TERMINATION

     11.1 UNIVERSITY shall have the right to terminate this Agreement if:

          (a) LICENSEE shall default in the performance of any of the obligations herein contained and such default has not been cured within thirty (30) days after receiving written notice thereof from UNIVERSITY; or

          (b) LICENSEE shall cease to carry out its business, become bankrupt or insolvent, apply for or consent to the appointment of a trustee, receiver or liquidator of its assets or seek relief under any law for the aid of debtors.

          (c) LICENSEE shall terminate the Sponsored Research Agreement with UNIVERSITY for further work on the LICENSED TECHNOLOGY for any reason, except breach thereof by UNIVERSITY, termination by mutual consent, termination for Dr. Huang's departure from UNIVERSITY as described in Section 2.03 of the Sponsored Research Agreement, or expiration of the term of Sponsored Research Agreement.

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

     11.2 LICENSEE may terminate this Agreement upon six (6) months' prior written notice to UNIVERSITY and upon payment of all amounts due UNIVERSITY through the effective date of the termination.

     11.3 Upon termination of this Agreement neither party shall be released from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee may, however, after the effective date of such termination, sell all products under the LICENSED TECHNOLOGY, provided that LICENSEE shall pay to UNIVERSITY the royalties thereon as required by
Article 4 hereof and submit the reports required by Article 5 hereof.

                              ARTICLE 12 - NOTICES

     12.1 Any notice or communication pursuant to this Agreement shall be sufficiently made or given if sent by certified, first-class mail, postage prepaid, addressed to the address below or as either party shall designate by written notice to the other party.

               In the case of UNIVERSITY:

                       Office of Technology Transfer
                       and Intellectual Property
                       911 William Pitt Union
                       University of Pittsburgh
                       Pittsburgh, PA 15260

               In the case of LICENSEE:

                       Targeted Genetics Corporation
                       Suite 100
                       1100 Olive Way
                       Seattle, WA 98101


                      ARTICLE 13 - AMENDMENT, MODIFICATION

     13.1 This Agreement may not be amended or modified except by the execution of a written instrument signed by the parties hereto.



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           ARTICLE 14 - REPRESENTATIONS, WARRANTIES AND LIMITATIONS OF
                                    LIABILITY

     14.1 University

          (a) UNIVERSITY is a non-profit corporation, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

          (b) The execution, delivery and authority to execute and deliver this Agreement have been duly authorized by all necessary action on the part of the UNIVERSITY.

          (c) UNIVERSITY has the power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

          (d) UNIVERSITY hereby represents and warrants that, other than the grant set forth herein, including, without limitations, any non-exclusive license that UNIVERSITY may be required by law to grant to the United States of America or to a foreign state pursuant to an existing or future treaty with the United States of America, it has not encumbered, restricted, transferred or otherwise burdened the TECHNOLOGY.

          (e) UNIVERSITY hereby represents and warrants that on the date hereof, it is not aware of any infringement of or by the PATENT RIGHTS or any claims by any other party in and to the TECHNOLOGY.

               (f) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH 1N THIS AGREEMENT, UNIVERSITY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF TECHNOLOGY CLAIMS, ISSUED OR PENDING. NOTHING 1N THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY UNIVERSITY THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE TECHNOLOGY OF ANY THIRD PARTY.

     14.2 Licensee. LICENSEE represents and warrants that:


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

     (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington.

     (b) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of LICENSEE.

     (c) It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

                            ARTICLE 15-MISCELLANEOUS

     15.1 This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

     15.2 The parties acknowledge that this Agreement together with the Sponsored Research Agreement, sets forth the entire understanding and agreement of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

     15.3 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation (including any contraction, abbreviation, or simulation of any of the foregoing). Without the express written approval of the other party, neither party shall use any designation of the other party in any promotional activity associated with this Agreement or the LICENSED TECHNOLOGY. Neither party shall issue any press release or make any similar written public statement in regard to this Agreement without the prior written approval of the other party which approval shall not be unreasonably withheld.

     15.4 If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held, illegal or unenforceable, the parties shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the section held invalid, illegal and unenforceable.

     15.5 Failure at any time to require performance of any of the provisions herein shall not waive or diminish a party's right thereafter to demand compliance therewith or with any other provision. Waiver of any default shall not waive any other default. A party shall not be deemed to have waived any rights hereunder unless such waiver is in writing and signed by a duly authorized officer of the party making such waiver.




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

                          ARTICLE 16 - CLINICAL TRIALS

     16.1 LICENSEE recognizes the desire of UNIVERSITY and its AFFILIATES to perform Phase I clinical trials for products which incorporate the LICENSED TECHNOLOGY. LICENSEE further recognizes UNIVERSITY and its AFFILIATES wish to be granted preferential consideration in conducting Phase II and III clinical trials for such products. UNIVERSITY recognizes that products which incorporate LICENSED TECHNOLOGY will generally also incorporate technology licensed from other institutions and that LICENSEE may be obligated or deem it advisable to conduct clinical trials at such other institutions or their AFFILIATES. UNIVERSITY also recognizes that additional medical centers may be involved in Phase II and III clinical trial, as may be necessary. LICENSEE agrees to give due consideration to conducting clinical trials at UNIVERSITY and its AFFILIATES, to the extent permitted by its obligations to others.

IN WITNESS WHEREOF, the parties have set their hands and seals.

                                      UNIVERSITY OF PITTSBURGH - OF THE
                                      COMMONWEALTH SYSTEM OF HIGHER
WITNESS:                              EDUCATION

/s/ Beth Dudley                       By   /s/ Jerome Cochran
-------------------------------         -------------------------------
                                        Jerome Cochran
                                        Interim Vice Chancellor for Business

WITNESS:                              TARGETED GENETICS CORPORATION

/s/ Tiffany D. Dolmseth               By   H. Stewart Parker
-------------------------------         -------------------------------



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


*   Confidential Treatment Requested



                                    Exhibit A
                          to Revised License Agreement
       between University of Pittsburgh and Targeted Genetics Corporation


"Stable Lipid-Comprising Drug Delivery Complexes and Methods for Their
Production"
U.S. Patent Application Serial No. 08/376,701
Filed January 23, 1995
PCT Application 2710-4000
Filed January 23, 1996 designating all countries

"Novel Cationic Cholesteryl Derivatives Containing Derivatives Containing Cyclic Polar Groups"
U.S. Patent Application Serial No. [    *    ]
Filed  [    *    ]

"A Cytoplasmic Gene Expression System Which Utilizes a Prokaryotic RNA Polymerase Autogene"
U.S. Patent Application Serial No. [    *    ]
Filed  [    *    ]

"Emulsion Formulations and Their Use as Vehicles for the Delivery of Hydrophilic Biologically Active Molecules to Cells"
U.S. Patent Application Serial No. [    *    ]
Filed  [    *    ]


*   Confidential Treatment Requested


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